Exhibit 5.1

LOEB & LOEB LLP

345 Park Avenue

New York, NY 10154-1895

Main              212-407-4000

Fax                 212.407.4990

[_______], 2019

Health Sciences Acquisitions Corporation

412 West 15th Street, Floor 9

New York, NY 10011

Re: Health Sciences Acquisitions Corporation

Ladies and Gentlemen:

We have acted as counsel to Health Sciences Acquisitions Corporation, a Delaware corporation (the “Company”), in connection with its filing of the Registration Statement on Form S-1, as amended prior to being declared effective (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to an underwritten public offering and sale of up to 11,500,000 units (the “Firm Units”), which includes 1,500,000 Units that may be purchased by the underwriters pursuant to an option to purchase additional units to cover over-allotments. Each Unit consists of (i) one share (each a “Share”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), and (ii) one Warrant (the “Warrants”) to purchase one-half of one share of Common Stock (each a “Warrant Share”). The Warrants will be issued and sold pursuant to the terms of the Warrant Agreement, filed as an exhibit to the Registration Statement (the “Warrant Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Warrant Agreement and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein. We have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company, as to questions of fact material to this opinion letter.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Health Sciences Acquisitions Corporation

[________], 2019

Based upon the foregoing, we are of the opinion that (i) the Firm Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, (ii) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the Warrants have been duly authorized by the Company and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and (iv) the Warrant Shares have been duly authorized and, when issued and delivered by the Company against payment therefor, upon exercise of the Warrants in accordance with the terms therein and the terms of the Warrant Agreements will be validly issued, fully paid and non-assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Constitution of the State of Delaware and all applicable judicial and regulatory determinations, and (ii) the laws of the State of New York.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP